Exhibit 99.1
MDU Resources Board of Directors Approves Everus Spinoff, Declares Distribution of Shares of Everus

BISMARCK, N.D. — Oct. 2, 2024 — MDU Resources Group, Inc. (NYSE: MDU) announced today that its board of directors has approved the previously announced spinoff of the company’s wholly owned construction services subsidiary, Everus Construction Group, through a pro rata distribution of all the outstanding shares of Everus common stock.

“We believe this strategic move will unlock value for our shareholders and position Everus for continued growth and success,” said Nicole A. Kivisto, president and CEO of MDU Resources. “This spinoff allows both MDU Resources and Everus to focus on our core strengths and pursue distinct opportunities in our respective industries.”

As previously announced, MDU Resources stockholders will retain their current shares of MDU Resources common stock and, on the distribution date, each MDU Resources stockholder will receive a distribution of one share of Everus common stock for every four shares of MDU Resources common stock owned as of the record date.

Everus common stock is expected to be distributed at 11:59 p.m. EDT Oct. 31, 2024, to MDU Resources stockholders of record as of 5 p.m. EDT on Oct. 21, 2024, the record date for the distribution. The distribution is subject to the satisfaction or waiver of certain conditions, including the Securities and Exchange Commission declaring the Registration Statement on Form 10 for Everus to be effective.

Fractional shares of Everus common stock will not be distributed to MDU Resources stockholders. They will instead be aggregated and sold on the open market, with the net proceeds distributed pro rata in cash payments to MDU Resources stockholders who would otherwise have received a fractional share of Everus common stock.

The distribution of shares does not require stockholder approval and no action is required by MDU Resources stockholders to receive the shares of Everus common stock, or cash in lieu of fractional shares. An information statement with details of the spinoff, including the distribution of shares of Everus common stock and Everus’ management and business following the spinoff, will be made available to MDU Resources stockholders prior to the distribution date.

The distribution is expected to be tax free for MDU Resources stockholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares.

A “when-issued” public trading market for Everus common stock is expected to begin on or about Oct. 28 on the New York Stock Exchange under the ticker symbol “ECG WI,” continuing through Oct. 31.

Holders of MDU Resources common stock who sell their shares under “regular way” trading on or before Oct. 31 also will be selling their right to receive Everus common stock.

On or about Oct. 28, an “ex-distribution” market for MDU Resources common stock is expected to begin on the NYSE under the ticker symbol “MDU WI,” continuing through Oct. 31. Holders of MDU Resources common stock who sell in the ex-distribution market on or before Oct. 31 will only be selling their shares of MDU Resources common stock and will retain their right to receive Everus common stock in the distribution.

Exhibit 99.1

Stockholders who hold MDU Resources common stock on the record date and decide to sell shares on or before the distribution date should consult with their stockbroker, bank or other advisor to understand whether the shares will be sold with or without the entitlement to Everus common stock.

Upon completion of the distribution on or about Nov. 1, Everus will trade in the regular way on the NYSE under the ticker symbol “ECG” and MDU Resources will continue to trade in the regular way on the NYSE under the ticker symbol “MDU.”

Following the spinoff, MDU Resources and Everus will be independent, publicly traded companies with distinct investment identities, business operations, customers and geographic markets.

“We are very excited to see Everus stock begin trading on the New York Stock Exchange and look forward to our future opportunities as a stand-alone leading construction services business,” said Jeffrey S. Thiede, president and CEO of Everus. “The hard work and dedication of our team, who are safely Building America’s Future, has made Everus one of the largest specialty construction services providers in the country, and we are well-positioned to continue expanding our operations.”

In connection with the anticipated spinoff, Everus is holding an Investor and Analyst Day at 10 a.m. EDT Oct. 17 at the NYSE. Management’s presentation of Everus’ investment highlights, operations, financial performance and growth prospects, as well as a question-and-answer session, also will be webcast. Additional information is available at www.mdu.com/everus-construction-spinoff.

Forward-Looking Statements
Information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release, including information about the planned spinoff of Everus Construction Group, the distribution of Everus common stock, future stock performance, and statements by the CEOs of MDU Resources and Everus, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially, refer to Item 1A — Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q and subsequent filings with the SEC.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction services businesses. Founded in 1924, the company is celebrating its 100th anniversary; learn more at www.mdu.com/100th-anniversary. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

About Everus Construction Group
Everus Construction Group, Inc. is Building America's Future™ by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to utility, transportation, commercial, industrial, institutional, renewable and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, and mechanical piping and services. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure, as well as manufacturing and distribution of transmission line construction equipment and tools. For more information about Everus, visit everus.com.

Investor Contact: Brent Miller, assistant treasurer and director of financial projects and investor relations, 701-530-1730
Media Contacts: Byron Pfordte, MDU Resources manager of integrated communications, 208-377-6050
Laura Lueder, Everus director of communications, 701-221-6444